Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form N-2 (File No. 333-267593) and Form N-14 (File No. 333-274897) of BlackRock TCP Capital Corp. of our report dated March 29, 2023, relating to the consolidated financial statements of 36th Street Capital Partners, LLC and Subsidiary as of December 31, 2022 and December 31, 2021 and for the years ended December 31, 2022, December 31, 2021, and December 31, 2020, which reports are included in this Annual Report on Form 10-K for the year ended December 31, 2022.

Wiss & Company, LLP

Florham Park, New Jersey

March 31, 2023